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                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
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                                   CONOCO INC.
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DISCLOSURE CONCERNING FORWARD-LOOKING STATEMENTS AND INVESTOR NOTICE

This presentation contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words such as "expects," "intends," "plans," "projects," "believes," "estimates" and similar expressions are used to identify such forward-looking statements. Forward-looking statements relating to Conoco's operations are based on management's expectations, estimates and projections about Conoco and the petroleum industry in general on the date this presentation was given. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements.

Factors that could cause actual results or events to differ materially include, but are not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory drilling activities; potential disruption or interruption of Conoco's production facilities due to accidents or political events; unexpected difficulties in company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; commodity hedging activities by the Company; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; and numerous other matters set forth in Conoco's periodic filings with the Securities and Exchange Commission. In addition, such statements could be affected by general domestic and international economic and political conditions, as well as changes in tax and other laws applicable to Conoco's business.

Conoco intends to call a special meeting of its stockholders to vote on the combination of its two classes of common stock into a single class. Conoco urges its stockholders to read the proxy statement relating to the special meeting because it will contain important information about the proposal and the interests of the participants in the solicitation of proxies. A free copy of the preliminary proxy statement and other documents filed electronically by Conoco with the SEC can be obtained at the SEC's Web site at www.sec.gov. Conoco stockholders may also obtain a free copy of the preliminary proxy statement and these other documents by directing requests to Conoco Shareholder Relations Department.


                             EXCERPTS OF CONOCO INC.
                         SECOND QUARTER CONFERENCE CALL
                                  JULY 23, 2001

         The following are excerpts from the conference call held by Conoco on July 23, 2001 regarding the proposed combination of Conoco's Class A common stock and Class B common stock into a single class of new common stock on a one-for-one basis:

EXCERPTS OF COMMENTS OF ROBERT W. GOLDMAN, SENIOR VICE PRESIDENT, FINANCE, AND CHIEF FINANCIAL OFFICER

Last week, Conoco's board approved a plan to combine the dual class capital structure that was put in place in connection with the IPO from DuPont. At present, there are more than two times as many B shares outstanding as A shares. The only difference in the Class A and B shares, of course, is that each A share has 1 vote while each B share has 5 votes. After shareholder approval of the Plan, the holders of the new common stock will have one vote per share on matters submitted for a stockholder vote.

Simply put, we will ask our shareholders to adopt a merger agreement that has the effect of combining Conoco's two classes of common stock into a single class of new common stock at a one-to-one ratio.
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Successful implementation of the restructuring plan will have many benefits for our shareholders. We expect that the primary benefit will be increased liquidity overall in the company's stock. Since the IPO, investors have demonstrated their preference for more liquidity in the market place, in our industry, and in our company's stock.

In addition, simplification of our capital structure should eliminate much investor confusion as well as any negative impact on market price that might have resulted from the two classes of publicly held stock.

Finally, the combination will align voting rights with the economic risk of ownership.

These and other benefits should translate into greater investor interest in our stock and hopefully better relative multiples.

We believe that the one-to-one exchange ratio is fully consistent with our original, and often repeated, intent that the two shares should trade at economic parity. In addition, the exchange ratio is in line with numerous recent stock combinations, including Raytheon and Waddell & Reed, to mention just two examples.

While each stock combination we analyzed was different, we found clear evidence that little value is attributed to a high vote per share. At the date of announcement, the premium for B shares was only about two percent, close to the historical average. After announcement, this differential closed to less than .6 percent, which, in our opinion, confirms that there is limited value to the share vote differential. It is also consistent with trading of other dual class stocks in which the high vote often traded at a discount. In Conoco's case, from time to time Class A common stock has traded above Class B common stock. We concluded that lack of liquidity and investor confusion were the reasons for the price difference; that is, fewer Class A shares in fewer hands was the real factor that influenced any differential. We are convinced that the combination will address all of the issues that have resulted from our dual class structure around investor confusion, liquidity of the stock, and alignment of economic interest.

We intend to call a special meeting of Conoco's stockholders as soon as practical, perhaps as early as late September. The proposal requires a simple majority of Class A and B stockholders voting as a single class as well as a majority of Class B stockholders voting as a separate class. We have already received an IRS ruling confirming that the original tax-free split-off from DuPont will not be affected by this combination.

Of course, this is just a very cursory review of the capital-restructuring plan, but I am certain you can see the benefits. A complete description of the proposal will be included in the proxy statement for the special meeting, a draft of which has already been filed with the SEC.

EXCERPTS FROM QUESTION AND ANSWER SESSION

Q: Hi, how are you? Some question on the AB shares. Now, I think it was mentioned earlier that there could be a special meeting as early as late September. Assuming that will be the date, is there going to be any other hurdles to clear before this whole thing gets approved, besides the special meeting?

A: No, that'll be it. We do have to obviously get clearance with the SEC and get approval from them. But we're not anticipating any issues in that regard.

Q: Ok, Bob, also, still on the subject of A and B. Does the combination of AB shares have any operational significance, for example, if it makes the company more likely to use the Conoco shares as a future acquisition currency after the simplification of AB shares.

A: Paul, I read your report but I'm going to have to answer no comment. No, I just think it will make it a lot more efficient to trade on the marketplace and we would use shares only when it was appropriate to do that from a from a shareholder value standpoint.

Q: Congratulations on a superb quarter, guys, and Gene. On the merger of the A and B shares, I agree that the proposal should be a net positive for the stock owned forward, but just trying to play a little devil's advocate game
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here. Isn't a class B shareholder giving up more percentage wise in voting rights than they would be gaining in increased liquidity.

A: Well, you tell me what the price is going to be, Gene, and I'll tell you that. I'm not going to negotiate over the phone today.

Q: That wasn't the intent of the question, perhaps you misunderstood. I think it should be a net positive, but in terms of the voting right differential versus the increase, what you hope for is increased liquidity. I guess you have to read your response by saying you think the increased liquidity should offset any change or any give off in the voting rights. I know it's impossible to predict, but...

A: Right, I think the increased liquidity and the reduced confusion that we've had in the investor community and the way the stock has traded are very significant. And I'd also point out that we have looked at many other transactions and have come to that conclusion.

Gene, if you take a look at some of the other transactions that have been done out there, and, in fact, take a look at some of the other companies that do have two classes of stock with differential voting rights, you'll find very quickly that the market does not pay for voting rights. In fact, it's more often the case that where there are two classes of shares, the higher voting share often trades at a lower price because of lack of liquidity, and our conclusion is that voting rights have very little economic value in the market place. So you're not giving up much of an economic value if you give up your voting rights.

Q: Yeah, and in fact, I like to get the big picture right first, and, in fact, that's the conclusion I came to but I like to try to play devil's advocate with these things because we look at the difference in the voting rights you get, and you certainly have some concerns on both sides. But the A shareholders, in effect, the net gain for them is very little to lose. The only real concern are on the B shares side, and I do agree it should be a net positive. Again, congratulations on a great quarter.